Exhibit 6

EXECUTION COPY

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of April 16, 2013 by and between Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), and BP Holdco, L.P., a Delaware limited partnership (the “Seller”).

WHEREAS, the Seller owns 400.81221 shares of the Company’s Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred”);

WHEREAS, the Company has proposed to repurchase shares of the Series B Preferred from the Seller at the price and upon the terms and conditions provided in this Agreement (the “Repurchase”);

WHEREAS, the Company intends to commence, contemporaneously with the Repurchase, an underwritten public offering of depositary shares representing fractional interests in a new series of the Company’s preferred stock (the “Public Offering”);

WHEREAS, the Company and the Seller desire to condition the consummation of the Repurchase upon the consummation of the Public Offering; and

WHEREAS, the Company intends to use the proceeds received from the Public Offering, together with cash on hand, as necessary, to complete the Repurchase.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1. Repurchase.

(a) At the Closing (as defined below), subject to the satisfaction of the terms and conditions set forth herein, the Seller hereby agrees to transfer, assign, sell, convey and deliver to the Company 100% of its right, title, and interest in and to 400.81221 shares of Series B Preferred held by the Seller (the “Repurchase Shares”). The purchase price for each Repurchase Share shall be equal to (i) the volume-weighted average price of the Company’s common stock as calculated by Bloomberg for the five-trading day period ending on Wednesday, April 17, 2013 times (ii) the Liquidation Preference of $100,000 of such Repurchase Share divided by the Conversion Price of $5.52 of such Repurchase Share (the “Per Share Purchase Price”).

(b) The obligations of the Company to purchase the Repurchase Shares shall be subject to the closing of the Public Offering pursuant to an underwriting agreement by and among the Company and the underwriters named therein.

(c) The closing of the Repurchase (the “Closing”) shall occur, subject to the satisfaction of the conditions set forth in Section 1(b), upon the same day as the closing of the Public Offering at the offices of the Company, or at such other time and place as may be agreed upon by the Company and the Seller. At the Closing, the Seller shall deliver to the Company or as instructed by the Company duly executed stock powers relating to the Repurchase Shares being sold by the Seller, and the Company agrees to deliver to the Seller by wire transfer of immediately available funds an aggregate dollar amount equal to the Per Share Purchase Price multiplied by 400.81221.

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Seller that:

(a) The Company is a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The compliance by the Company with this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) violate any provision of the articles of organization or by-laws, or other organizational documents, as applicable, of the Company or its subsidiaries or (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their property; except, in the case of clauses (i) and (iii), as would not impair in any material respect the consummation of the Company’s obligations hereunder or reasonably be expected to have a material adverse effect on the financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as have been obtained prior to the execution and delivery of this Agreement by the Company; and other than the approval of the Board of Governors of the Federal Reserve System, which has been obtained prior to the execution and delivery of this Agreement, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Company of its obligations under this Agreement, including the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to obtain or make any such consent, approval, authorization, order, registration or qualification would not impair in any material respect the consummation of the Company’s obligations hereunder or reasonably be expected to have a material adverse effect on the financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole.

3. Representations of the Seller. In connection with the transactions contemplated hereby, the Seller represents and warrants to the Company that:

(a) The Seller is duly organized and existing under the laws of the State of Delaware. The Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The sale of the Repurchase Shares to be sold by the Seller hereunder and the compliance by the Seller with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of the property or assets of the Seller is subject, (ii) violate any provision of the organizational or similar documents of the Seller or (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Seller or any of its property; except in the case of clause (i) or clause (iii), for such conflicts, breaches, violations or defaults as would not impair in any material respect the consummation of the Seller’s obligations hereunder or reasonably be expected to have a material adverse effect on the financial position, stockholders’ equity or results of operations of the Seller and its subsidiaries, taken as a whole, in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as have been obtained or made prior to the execution and delivery by the Seller of this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Seller of its obligations under this Agreement, including the consummation by the Seller of the transactions contemplated by this Agreement, except where the failure to obtain or make any such consent, approval, authorization, order, registration or qualification would not impair in any material respect the consummation of the Seller’s obligations hereunder or reasonably be expected to have a material adverse effect on the financial position, stockholders’ equity or results of operations of the Seller and its subsidiaries, taken as a whole.

(d) As of the date hereof and immediately prior to the delivery of the Repurchase Shares to the Company at the Closing, the Seller holds good and valid title to the Repurchase Shares or a securities entitlement in respect thereof, and holds, and will hold, the Repurchase Shares free and clear of all liens, encumbrances, equities or claims, other than any such liens, encumbrances, equities or claims established pursuant to this Agreement or otherwise incurred by the Company or its affiliates; and, upon delivery of the Repurchase Shares and payment therefor pursuant hereto, the Company will acquire all of the rights of the Seller in the Repurchase Shares and will acquire its interests in such Repurchase Shares free of any adverse claim.

(e) The Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase. The Seller acknowledges that the Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Seller in this Agreement.

4. Termination. This Agreement may be terminated at any time by the mutual written, consent of the Company and the Seller. Furthermore, this Agreement shall automatically terminate and be of no further force and effect, in the event that the conditions set forth in Section 1(b) of this Agreement have not been satisfied within 10 business days after the date hereof.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient, or sent via email (receipt of which is confirmed) to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Seller: BP Holdco, L.P. c/o The Carlyle Group 1001 Pennsylvania Avenue, NW Washington, DC 20004-2505
Attn:	Randal Quarles
Keith Taylor
Telephone: (202) 729-5185
Fax: (202) 347-1818

With a copy to (which shall not constitute notice):

    Simpson Thacher & Bartlett LLP

    425 Lexington Avenue

    New York, NY 10017

    Attn: Maripat Alpuche

    Telephone: (212) 455-2000

    Fax: (212) 455-2502

To the Company:

    Boston Private Financial Holdings, Inc.

    Ten Post Office Square

    Boston, MA 02109

    Attn: Margaret W. Chambers, Esq.

    Telephone: (617) 646-4822

    Fax: (617) 912-4491

With a copy to (which shall not constitute notice):
Goodwin Procter LLP Exchange Place Boston, MA 02109
Attn:	William P. Mayer
Samantha M. Kirby
Telephone: (617) 570-1000 Fax: (617) 523-1231

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, without the prior written consent of the Seller and the Company. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6(e) shall be null and void.

(f) No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g) Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Massachusetts laws are applicable). The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

(i) Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Seller and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k) Further Assurances. Each of the Company and the Seller shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(l) Expenses. Each of the Company and the Seller shall bear their own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

COMPANY:

BOSTON FINANCIAL HOLDINGS, INC.

By:	/s/ David J. Kaye
	Name:	David J. Kaye
	Title:	Executive Vice President and Chief Financial Officer

SELLER:

BP HOLDCO, L.P.

		By:	TCG FINANCIAL SERVICES L.P.,
its general partner

		By:	CARLYLE FINANCIAL SERVICES, LTD., its general partner

By:	/s/ Randal Quarles
	Name:	Randal Quarles
	Title:	Managing Director

[Signature Page to Stock Repurchase Agreement]